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INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AGREEMENT dated for reference the 6th day of October, 2000 BETWEEN:

  UNITY WIRELESS SYSTEMS CORPORATION, a British Columbia company having an office at 7438 Fraser Park Drive, Burnaby, British Columbia, Canada V5J 5B9

  ("Licensor")

AND:

  TRAFFIC SYSTEMS, L.L.C., an Arizona corporation having an office at 11655 N. 139th Place, Scottsdale, Arizona 85259

  ("Licensee")

WHEREAS:

A.
Licensor is the owner of the following patents for siren-detector inventions:

Country	Patent Number	Issue Date	Expiry Date
Australia	681380	18 December, 1997	4 March, 2014
Canada	1,322,586	28 September, 1993	28 September, 2010
China	94195085.9	28 April, 2000	4 March, 2014
France	EP 318668	8 January, 1997	1 October, 2008
France	EP 748494	17 June, 1998	4 March, 2014
Germany	P69411195.3	8 January, 1997	1 October, 2008
Germany	EP 748494	17 June, 1998	4 March, 2014
Hong Kong	HK1009352	28 May, 1999	4 March, 2014
Italy	EP 318668	8 January, 1997	1 October, 2008
New Zealand	262083	8 September, 1998	4 March, 2014
Singapore	49839	21 December 1998	4 March, 2014
Spain	2011597	8 January, 1997	1 October, 2008
United Kingdom	EP 318668	8 January, 1997	1 October, 2008
United Kingdom	EP 748494	17 June, 1998	4 March, 2014
U.S.A.	4,864,297	5 September, 1989	14 October, 2007
U.S.A.	5,710,555	20 January, 1998	1 March, 2014
B.
Licensor has filed applications to patent a siren-detector invention as follows:

Country	Serial Number	Filing Date	Expiry Date
Canada	2,183,868	4 March, 1994	4 March, 2014
Japan	7-522583	4 March, 1994	4 March, 2014
C.
Licensee is desirous of making, using and selling apparatus embodying the siren-detector inventions.

    NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DEFINITIONS
1.	In this Agreement:
	(a)	"Apparatus" means siren-operated traffic preemption devices produced in accordance with any of the Licensed Patents and the Know- -how;
	(b)	"Application" means the application to register a patent described in Recital B;

	(c)	"Asset Purchase Agreement" means the Asset Purchase Agreement between Licensor as seller and Licensee as buyer, dated for reference October 1, 2000;
	(d)	"Business" means the traffic preemption business of Licensor;
	(e)	"Intellectual Property" means the intellectual property of Licensor used in the Business, including the Patents, the Software, and the Know-how, but excluding the Trade Marks;
	(f)	"Invention" means siren-detector;
(g)
"Know-how" means technical information, knowledge, and expertise concerning the design, construction, installation, use and testing of the Apparatus, possessed by Licensor, which is not otherwise lawfully readily available to Licensee as a unitary package for a reasonable price except from Licensor by virtue of the Asset Purchase Agreement;
	(h)	"Licensed Patents" means the Patents and any patent which issues from any of the Applications;
	(i)	"Patents" means the patents described in Recital A;
(j)
"Software" means the computer-based programs to be furnished by Licensor to Licensee, consisting of operating system and application software for use in conjunction with the Apparatus, including all copyright subsisting therein;
	(k)	"Territory" means all the countries of the world;
	(l)	"Trade Marks" means any one or more of:
(i) Canadian trademark registration number 478,399 SONIC SOLUTION granted 10 July 1997;
(ii) the interest of Licensor in unregistered trade marks "SONEM" AND "SONEM 2000".
GRANT OF LICENCE
2.	(a)
Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive, royalty-free licence in respect of the Licensed Patents to make, have made, use and sell the Apparatus in the Territory and to utilize the Software and Know-how in the installation, use and testing of the Apparatus in the Territory.
(b)
All copies of the Software made by Licensee, including translations, compilations, partial copies within modifications and updated works, and all rights in patents, copyrights, trade secrets, and other intellectual property rights in the Software, are the property of Licensor, and no title is transferred to Licensee or its suppliers under this Agreement.

(c)
Title to the original of any item of Software delivered to Licensee under the Asset Purchase Agreement or otherwise and all copies made by Licensee in whole or in part is and shall remain with Licensor. Licensee acknowledges that the Software contains valuable information and trade secrets proprietary to Licensor and that unauthorized dissemination of the Software could cause irreparable harm to Licensor, and thus agrees not to disclose, transfer, provide, or otherwise make available in any form, the Software, the information contained in it, or any portion of it to any person other than Licensor's employees and contractors, without the prior written consent of Licensor.
(d)
Licensee may not sub-license its rights hereunder without Licensor's prior written consent, which shall not be unreasonably withheld. Licensee shall provide Licensor with a complete copy of any proposed sub-license agreement. Licensee shall not enter into any sub- -license agreement until Licensor has approved, in writing, the form and content of the proposed sub-license agreement.

COMMUNICATION OF KNOW-HOW; PRESERVATION OF CONFIDENTIAL INFORMATION
3.	(a)	Licensor shall communicate to Licensee all Know-how in the possession of Licensor reasonably relevant to the design, manufacture, installation, use and testing of the Apparatus.
(b)
All Know-how and technical information communicated pursuant to sub-paragraph (a) hereof shall be deemed to be confidential information, except information which has been previously published as a package or is otherwise clearly in the public domain. Licensee shall not disclose or authorise the disclosure of such information to any third party other than contractors, except as expressly permitted by Licensor. Licensee shall take reasonable precautions to prevent the unauthorised disclosure to third parties of all such confidential information. Licensee's obligation of confidentiality shall terminate with respect to specific technical information only if and when the specific technical information (i) is publicly disclosed by a third party having no obligation of confidentiality to Licensor; or (ii) becomes available to the public otherwise than through the wrongful act or neglect of Licensee; or (iii) has been communicated by Licensor to Licensee more than seven years prior to disclosure thereof by Licensee and this Agreement has been terminated.
(c)
Licensor shall use its best efforts to verify the accuracy of the information furnished and provided to Licensee, but will not be liable for damages arising out of or resulting from any information or representations made available, or the use thereof, under any circumstances.
REPRESENTATIONS AND WARRANTIES
4.	(a)	Licensor represents and warrants to Licensee that, to the best of Licensor's knowledge:
(i) Licensor owns the Licensed Patents, the Software and the Know-how and has the power to grant licences thereunder;
(ii) Licensor has not made, granted or entered into any encumbrance, license or other agreement affecting the Licensed Patents, the Software or the Know-how, inconsistent with this Agreement;
(iii) The use of the Apparatus by Licensor has never given rise to any complaint alleging infringement of any patent, trademark or other intellectual property right.
(iv) The Patents represent all of the siren-detection patents owned by Licensor.
(b)
Licensee represents and warrants to Licensor that Licensee has the skill, expertise, facilities, equipment and manpower necessary to energetically exploit the Licensed Patents, the Software and Know-how within the Territory in compliance with Licensor's standards so as to derive maximum revenue for both Licensor and Licensee.
	(c)	This Agreement is not subject to any representations or warranties, express or implied, except as specifically set forth.
TERM AND TERMINATION
5.	(a)
This Agreement shall remain in force until 31 September 2020. For greater certainty, the parties acknowledge that the term of this Agreement extends beyond the expiry date of all of the Licensed Patents.
	(b)	Licensor may terminate this Agreement without prior notice:
(i) if Licensee ceases to function as a going concern;

		(ii)	if Licensee makes an assignment or arrangement for the benefit of creditors;
		(iii)	if any proceedings under any bankruptcy or insolvency laws are instituted by or against Licensee;
		(iv)	upon the liquidation, dissolution, merger, or consolidation of Licensee;
		(v)	if a receiver or trustee for Licensee, or any of its assets or properties is appointed or applied for;
(vi)
if any of the foregoing events or circumstances occur with respect to a sub-license under an authorised sub-license agreement created pursuant hereto or if such sub-licensee breaches such sub-license agreement, unless in any such case Licensee proceeds expeditiously to terminate such sub-license pursuant to the terms thereof; or
(vii)
if Licensee is in breach of any term or condition of the Asset Purchase Agreement and fails to remedy such breach in accordance with its provisions, and without prejudice to any other rights or remedies which Licensor may have.
(c)
If Licensee is in breach of any term or condition of this Agreement and fails to remedy such breach within 30 days of having been notified in writing thereof by Licensor, then Licensor may, at its option, terminate this Agreement, without prejudice to any other rights or remedies which Licensor may have.
(d)
If this Agreement is terminated by Licensor at a time when Licensee is under a contractual obligation to provide Apparatus to a third party, then this Agreement shall be deemed to remain in effect for the time and to the extent necessary to enable Licensee to fulfil such contract, to the same extent as if this Agreement remained in full force and effect; provided that in no case shall the period of any such deemed extension exceed one year.
(e)
The obligations of confidentiality imposed by this Agreement shall not terminate by reason of the termination of this Agreement, but shall remain in effect unless and until terminated as herein set forth.
	(f)	Termination of this Agreement for any cause shall not relieve Licensee of its obligations and liabilities:
		(i)	existing at or accruing to the time of termination; or
		(ii)	related to covenants which by their terms are explicitly or reasonably intended to survive termination all of which shall survive any such termination. Without limiting the generality of the foregoing, all indemnification obligations of Licensee contained herein shall survive any such termination.
	(g)	Licensor's rights to terminate this Agreement for any reason (whether or not exercised by Licensor) shall not preclude Licensor from alternatively seeking any other remedy provided by law.
SUCCESSORS AND ASSIGNS
6.	(a)
Neither this Agreement nor any interest herein is assignable by Licensee to any party (whether by way of assignment, operation of law, reorganization of Licensee's business, or otherwise) without Licensor's prior written consent, which consent shall not be withheld by Licensor except on a reasonable commercial basis.

(b)
Licensee shall, at any time Licensee may request the consent of Licensor to an assignment, deliver to Licensor such information in writing as Licensor may reasonably require respecting the proposed assignee including the name, address, nature of business, financial responsibility and standing of such proposed assignee, and a copy of the form of assignment agreement proposed to be used. Without limiting the generality of section (a) hereof, Licensor may refuse to give its consent if it is unsatisfied with the financial, ethical or business reputation of the proposed assignee or if the proposed assignee's business is not perceived by Licensor as being conducive to the effective distribution and sale of Apparatus by the proposed assignee.
(c)
In no event shall any assignment to which Licensor may have consented release or relieve Licensee from its obligations to fully perform all the terms, covenants and conditions of this Agreement on its part to be performed and Licensee shall be liable for Licensor's reasonable costs incurred in connection with Licensee's request for consent.

(d)
No assignment shall be made to any person, firm or company carrying on business, either in the Territory or outside the Territory, whose business activities, directly or indirectly, would constitute a breach under this Agreement, or whose business activities would, in the reasonable opinion of Licensor, be injurious to the reputation of Licensor.
(e)
Licensor's consent as aforesaid shall be conditional upon the assignee entering into an agreement in form and content satisfactory to Licensor whereby the assignee agrees to perform, observe and keep each and every covenant and agreement of Licensee hereunder in the manner herein specified and, as well, shall be conditional upon Licensee entering into an agreement in form and content satisfactory to Licensor confirming its agreement to remain responsible for the Licensee's obligations hereunder as more particularly described in subparagraph (c) above.
(f)
Any attempt at assignment or transfer by Licensee, without Licensor's prior written consent, shall be null and void and shall, at Licensor's option, forthwith terminate this Agreement and all Licensee's rights hereunder.

MAINTENANCE OF LICENSED PATENTS

7.
Licensor shall be responsible for timely payment of all maintenance, annuity, renewal and/or reinstatement fees required to maintain the Licensed Patents in force in the Territory.

ADDRESSES FOR NOTICES

8.
Notices required or permitted to be sent to a party to this Agreement, may be sent by prepaid registered mail to the address of such party appearing in the style of this Agreement, or to such more recent address as such party has made known in writing to the other party to this Agreement.

ENTIRE AGREEMENT

9.
This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties, relating to the subject matter hereof and supersede every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise.

NO PARTNERSHIP OR JOINT VENTURE

10.
The parties to this Agreement recognize and agree that each is operating as an independent contractor and not as an agent of the other. This Agreement will not constitute a partnership or joint venture and no party can be bound by the other to any contract, arrangement or understanding except as specifically stated herein.

INFRINGEMENT OF THIRD PARTY PATENTS

11.
If any complaint alleging infringement or violation of any patent, trademark or other proprietary rights is made against Licensee or its customers, licensees or sublicensees in respect of the manufacture, use or sale of the Apparatus in the Territory, then the following procedure shall be adopted. Licensee shall promptly upon receipt of any such complaint notify Licensor of same, and shall throughout the pendency of such complaint keep Licensor fully informed of the actions and positions taken by the complainant and taken and proposed to be taken by Licensee. No decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by Licensor. Licensor may elect to participate formally in any litigation involving the complaint, to the extent that the court permits, but any additional expenses generated by such formal participation shall be borne entirely by Licensor (subject to the possibility of recovery of some or all of such additional expenses from the complainant).

VALIDITY OF LICENSED PATENTS

12.
Licensee will not, throughout the remaining term or terms of the Licensed Patents, challenge the validity of any of the claims of any of the Licensed Patents or assist any third party in doing the same.

PATENT MARKING; PROMOTIONAL MATERIALS

13.
Licensee shall place in a conspicuous location on each unit of Apparatus sold by it a permanent label or plate bearing a patent notice conforming to the statutes in force in the Territory relating to the marking of patented articles.

INFRINGEMENT OF LICENSED PATENTS OR TRADEMARKS

14.
Licensee shall keep a diligent watch over the Territory, in order to detect any apparatus which infringes, or possibly infringes the Licensed Patents or Trade Marks. Upon detection of any such infringement, or possible infringement, Licensee shall promptly notify Licensor thereof. Licensor shall have the exclusive right, but shall not be obligated, to take appropriate legal action to restrain such infringement and/or recover damages in respect thereof. If Licensor elects to take such action, it shall do so at its own expense and the conduct of the action shall be entirely directed by Licensor. Licensee shall, at no cost to Licensor, assist Licensor in such action by testifying in any legal proceedings, signing all necessary papers, and rendering any other assistance (except financial assistance) which may, in the opinion of Licensor or its counsel, reasonably be required to prosecute such action to a successful conclusion. If Licensor elects not to pursue legal action or does not take reasonable affirmative steps to pursue legal action within thirty (30) days of receiving Licensee's notification of a potential infringement by a third party, or if Licensor subsequently abandons any such legal proceedings, then Licensee may pursue legal action respecting any such third party infringement without involvement by Licensor. In that event, Licensee shall be entitled to retain any proceeds from such action.

MODIFICATIONS AND IMPROVEMENTS

15.
Licensee will have the right to modify or make improvements to the intellectual property subject to this Agreement. Licensee shall own all rights to such modifications and improvements free and clear of any claims of Licensor.

GOVERNING LAW

16.
This Agreement shall be governed by the laws of the State of Arizona and the applicable federal laws of the United States of America.

ARBITRATION OF DISPUTES

17.
Any dispute arising out of this Agreement or any amendment hereto shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any award or decision of an arbitrator shall be final and binding upon each of the parties and may be enforced in any court of competent jurisdiction.

SEVERABILITY

18.
All provisions of this Agreement are, and shall be deemed to be, severable, and if any provision of this Agreement is determined to be void as contrary to law or public policy, such provision shall be deemed to be severed from this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

MODIFICATION AND WAIVER

19.
No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy hereby provided, shall be effective for any purpose unless specifically set forth in writing, signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

FURTHER ASSURANCES

20.
The Parties shall execute such further documents and do such further things as may be necessary to give full effect to the provisions of this Agreement and the intent embodied herein.

LICENSOR'S NON-RESPONSIBILITY

21.
Neither Licensor nor any of its employees or officers shall have any responsibility for any of the acts or operation of Licensee under this Agreement or for any decision made in connection therewith, whether upon the recommendation of Licensor or otherwise.

LICENSOR'S REMEDIES CUMULATIVE

22.
The rights, powers and remedies of Licensor provided in this agreement are cumulative and do not affect any right, power or remedy otherwise available to Licensor at law or in equity.

EQUAL PARTICIPATION IN DRAFTING

23.
The parties have participated equally in the drafting of this Agreement, each having had the opportunity to be independently represented by counsel.

EXECUTION IN COUNTERPARTS AND BY FACSIMILE TRANSMISSION

24.
This Agreement may be executed in counterparts and by facsimile transmission.

THE PARTIES INTENDING TO BE LEGALLY BOUND have executed this Agreement as of the date first written above.

UNITY WIRELESS SYSTEMS CORPORATION
by its authorised signatory

TRAFFIC SYSTEMS, L.L.C. by its
authorised signatory

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INTELLECTUAL PROPERTY LICENSE AGREEMENT